Exhibit 4.42

[Handwritten:] Received on July 15th, 2011,

Receipt does not imply acceptance.

[Signature]

[Signature]

Buenos Aires, July 15th, 2011

Dear Sirs,

In accordance with certain negotiations held, we hereby submit this offer to acquire 100% of Simoneta S.A.’s outstanding shares (hereinafter referred to as the “Offer”).

This Offer includes the covenants agreed upon on the basis of the negotiations held in relation to the possible acquisition on behalf of Adecoagro L.P and/or one or more Affiliates (indistinctly defined as the “Purchaser” or “Purchasers”) of one hundred (100) percent of the issued, subscribed and outstanding capital stock (defined as the “Shares”) of Simoneta S.A., an Argentine corporation (Sociedad Anónima) incorporated in the city of Buenos Aires and registered with the Argentine Superintendence of Corporations (IGJ) on October 21st, 1991, under record number 8686, Book number 110, Volume A of the Book of Corporations (Sociedades Anónimas), and domiciled at Reconquista 336, floor 11 “X” of the City of Buenos Aires.

This Offer shall be deemed accepted by Sellers (as defined herein below) in case Sellers deliver to Purchasers a receipt for the amount of the Down Payment as such term is defined herein.

In case of being accepted, the Offer shall be governed by the following terms and conditions:

ARTICLE ONE

PURCHASE AND SALE OF SHARES,

ANTITRUST LAW AND APPLICABLE LAW

SECTION 1.01. Purchase and Sale of the Shares.

Subject to the terms and conditions set forth in this Offer, Sellers sell, transfer, assign and deliver to Purchasers, on the Closing Date, the total number of Shares, free of any Lien, together with all and not less than all the rights – current and future – attached to them which are, without limitation, described in items (i) to (vi) in this Section 1.01; and Purchasers agree to buy and receive the Shares, and to pay the Purchase Price as set forth in Section 1.02 in consideration thereof, in accordance with such provisions:

(i)	all rights of Sellers in relation to capital contributions made to the Company and not capitalized existing as of the Closing Date;

(ii)	any rights to retained earnings of the Company until the Closing Date and not distributed as of the Closing Date (including any income accrued from the beginning of the fiscal year 2011) and in general, any other concept which shall or may result in the issuance of fully paid-in shares;

(iii)	any rights related to the subscription of Shares corresponding to subscriptions offered by the Company until the Closing Date;

(iv)	any rights to receive the shares which have been subscribed before, or issued as of, the Closing Date by the Company;

(v)	any rights related to the distribution of shares which have been declared by the Company before the Closing Date, whether due to the capitalization of capital adjustment accounts or reserves, or for any other reason, whether or not distributed as of the Closing Date; and

(vi)	any other distribution method applied by the Company until the Closing Date due to capital reductions, distribution of capital surplus or for any other reason, which have not been distributed as of the Closing Date.

A description of the Shares owned by Sellers is attached hereto as Exhibit 1.01.

SECTION 1.02. Purchase Price.

(a) The total purchase price (defined as the “Purchase Price”) of the Shares shall amount to TWENTY ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS (USD 21,700,000) with the Price Adjustment (as provided in Section 1.03 (a)), which shall be paid as follows:

(i)	on the Closing Date, Purchasers shall pay Sellers TEN MILLION DOLLARS (USD 10,000,000) of the Purchase Price (defined as the “Payment at the Closing”). The Payment at the closing shall be made on the Closing Date by wire transfer to the foreign account of Sellers which Sellers will inform Purchasers on the date of acceptance of this Offer (such account defined as the “Bank Account of the Sellers”):

(ii)	six months following the Closing Date, Purchasers shall pay Sellers, jointly, to the Bank Account of Sellers, the amount of FIVE MILLION DOLLARS (USD 5,000,000) of the Purchase Price (defined as the “First Balance of the Price”, minus (1) any amounts corresponding to Damages and Indemnifiable Liabilities (as defined by Section 5.02) which are known before the date of payment of the First Balance of the Price; plus or minus, as appropriate (2) the amounts resulting from the Adjusted Payment at the Closing, as such term is defined in Section 1.03. The First Balance of the Price shall be paid by wire transfer to the Bank Account of Sellers in the same proportions as applicable to the Payment at the Closing.

(iii)	on the first anniversary of the Closing Date, Purchasers shall pay Sellers jointly to the Bank Account of Sellers, FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS (USD 5,700,000) of the Purchase Price (hereinafter referred to as “Final Balance of the Price” and jointly with the First Balance of the Price, the “Balance of the Price”), (1) minus any amounts corresponding to Damages and/or Indemnifiable Liabilities (as defined by section 5.02) which are known before the date of payment of the Final Balance of the Price and which have not been deducted from the First Balance of the Price; and (2) minus ONE MILLION DOLLARS (USD 1,000,000) (defined as the “Security Balance Withheld”).

(b) The First Balance of the Price, the Final Balance of the Price and the Adjusted Payment at the Closing will not accrue any interest, provided that the funds from time to time withheld as Security Balance Withheld will accrue interest at LIBOR plus two (2) percent from the Closing Date to their reimbursement to Sellers or the date on which such funds withheld are used to pay Damages and/or Indemnifiable Liabilities, whichever occurs first (the “Interest”).

(c) The Security Balance Withheld for Damages or Indemnifiable Liabilities (with the scope of such terms as provided under Section 5.02) shall be reimbursed, if appropriate, to Sellers net of any withholdings, deductions and/or offset that must be made on account of any Damages or Indemnifiable Liabilities payable to Sellers in two (2) installments, each of such installments covering fifty (50) percent of the amounts of the Security Balance Withheld that have not been withheld, deducted or offset upon expiration of the first and the second anniversaries of the Closing Date, respectively (the “Released Funds”), plus any Interest on such Released Funds.

(d) The Parties agree that any amount initially stated in Pesos which shall be paid by Sellers to Purchasers or deducted or offset by Purchasers pursuant to the provisions of this Offer shall be paid and/or offset in Dollars. For such purpose, any amount in Pesos shall be converted to Dollars by applying the selling exchange rate informed by Banco de la Nación Argentina for converting Pesos to Dollars at 11 am, Buenos Aires time, on the Business Day immediately preceding the date on which the relevant payment or offset must be made.

Exhibit 1.02 of this Offer contains the details of the allocation of the Purchase Price among the Sellers and of the Shares acquired by Purchasers.

SECTION 1.03. Purchase Price Adjustment.

(a) Pursuant to paragraph (b) of this Section 1.03, the Parties will prepare a Closing Balance Sheet as of July 31st, 2011 in order to calculate and estimate, as of that date, the Company´s assets and liabilities in the Closing Balance Sheet in accordance with paragraph (b) provided by this Section 1.03. The total amount of current an non current liabilities mentioned in the Closing Balance Sheet and any costs, expenses and Taxes related to or resulting from the realization on behalf of the Company of the Excluded Assets, except for Taxes resulting from the sale of the field owned by the Company called “el Tuti” (defined as “Excluded Assets Adjustment Amount”) have the effect of adjusting and reducing the Payment at the Closing; in addition, only the following assets: cash, bank deposits, accounts receivable, the percentage calculated from the Closing Date to the closing of the fiscal year 2011 of the Company of those Taxes prepaid by the Company which are detailed in Exhibit 1.03 (b), as appropriate, detailed in the Closing Balance Sheet, have the effect of adjusting and increasing the Payment at the Closing (this procedure is defined as “Adjusted Payment at the Closing”). The Parties declare that any other assets (including, without limitation, sowing machines, personal property and real property attached to the ground) shall not adjust the Price at the Closing. Notwithstanding the foregoing, in case of default of Purchasers of the Excluded Assets pursuant to the terms set forth by Sellers as shareholders of the Company before the Closing Date, in relation to the sale of such Excluded Assets, Sellers shall hold Purchasers and the Company harmless from such Damages as provided by Section 5.02 of this Offer.

(b) As soon as possible after the Closing Date but before September 15th, 2011, the auditors of Sellers and Purchasers (Sellers and Purchasers jointly referred to as the “Parties”) will calculate the Company´s assets and liabilities as of the Closing Date applying the accounting criteria and the procedures agreed upon between the Parties under Exhibit 1.03 (b) (hereinafter, the “Closing Balance Sheet”). The Parties agree to cooperate for the prompt issuance of the Closing Balance Sheet. Price, Waterhouse & Coopers, on behalf of Purchasers, and the firm Ricardo Schneider or whoever Sellers may designate, on behalf of Sellers, shall perform the audit procedures agreed upon on such Closing Balance Sheet and the special report prepared in accordance with the agreed upon procedures issued by Purchasers´ auditor (Price, Waterhouse & Coopers) shall be binding for the Parties, provided that no difference above ten (10) percent shall exist between Purchasers´ auditors and Sellers´ auditor. In that event, the Parties agree to appoint the firm Estudio José Supertino as independent auditor (the “Independent Auditor”) who shall issue a final audit report, applying the criteria and the procedures agreed upon and set forth in Exhibit 1.03 (b), in relation to the Closing Balance Sheet, within thirty (30) days from being engaged such task. The audit report of the Independent Auditor shall be binding for the Parties. The costs and expenses resulting from the task assigned to the Independent Auditor shall be paid by the Party whose auditor was wrong and who led to the difference which originated the participation of such Independent Auditor (whereas each of the Parties shall bear any expenses related to each of their auditors).

(c) The Parties will recalculate the Payment at the Closing and the Adjusted Payment at the Closing in accordance with the information contained in the Closing Balance Sheet (the “Revision of the Adjusted Payment at the Closing”). Any resulting difference shall be paid to Sellers or to Purchasers, as the case may be, on the date of payment of the First Balance of the Price.

(d) The First Balance of the Price and/or the Final Balance of the Price adjusted pursuant to Section 1.02 (a) (ii) and 1.02 (a) (iii) respectively, on such released amounts shall be in favor of Sellers and shall be defined as the “Adjusted Balance”. In case the Adjusted Balance were negative and Sellers were to reimburse any amounts of money to Purchasers, Sellers will pay such difference to Purchasers within ten (10) Business Days from the date of payment of the Final Balance of the Price or from the time the negative Adjusted Balance is evidenced , whatever occurs first.

(e) In order to avoid any doubts in the construction of this Section, the obligation of Purchasers to pay Sellers the Balance of the Price (i) will be decreased on a Dollar-by-Dollar basis, without duplication, by any amount corresponding to Damages or Indemnifiable Liabilities and/or by the Adjusted Payment at the Closing, as appropriate; and (ii) shall be fulfilled upon payment by Purchasers of the Adjusted Balance to the Bank Account of Sellers on the respective date of payment, provided that in the event that on the respective date of payment (x) the total amount of the First Balance of the Price and/or the Final Balance of the Price were fully depleted due to the deduction of Damages or Indemnifiable Liabilities and/or the Adjusted Payment at the Closing; or (y) the total amount of the First Balance of the Price and/or the Final Balance of the Price were subject to Withholdings for Damages or Indemnifiable Liabilities, Purchasers will not be obliged to pay any amount on account of the First Balance of the Price and/or the Final Balance of the Price to Sellers on the respective dates of payment.

(f) Purchasers will be entitled to deduct or withhold, without duplication, from the Balance of the Price and if necessary, from any other balance which Purchasers may owe to Sellers under the terms of this Offer or of any other agreement entered into between Sellers and Purchasers or the Company, an amount equal to the Damages or Indemnifiable Liabilities claimed under the provisions of Article V and to collect from the Balance of the Price and the Security Balance Withheld (in this case deducting first from Interest), any Damages or Indemnifiable Liabilities which must be paid in full in accordance with the provisions of this Offer (hereinafter indistinctly referred to as the “Withholdings” or the “Withholding”). It is hereby stated that the Withholding may be made even if Damages or Indemnifiable Liabilities are not enforceable, provided that there is a written claim or that such Damages and/or Indemnifiable Liabilities have been verified. In that event, Purchasers will be entitled to withhold an amount equivalent to principal, interest and costs estimated in good faith.

SECTION 1.04. Notice and Effects of SDT Resolution.

The Parties will inform CNDC of the transactions established in this Offer in compliance with this Section 1.04. In case the Secretariat of Domestic Trade (SDT for its English acronym) or the Argentine Antitrust Tribunal (CNDC for its Spanish acronym) notifies the Parties their denial to authorize the purchase and sale of the Shares under the terms and conditions set forth in this Offer or the declaration of any restriction or condition for the obtainment of the Antitrust Approval, the Parties shall be subject to the provisions stated in Section 1.05.

Sellers and Purchasers filing requirements with the CNDC.

On the second Business Day following the Closing Date, Sellers and Purchasers shall jointly file Form F-1 with the CNDC (Argentine Antitrust Tribunal) for purposes of requesting the Antitrust Approval. For such purpose, the Parties undertake to prepare, file and duly grant any act, filing or documentation which might be necessary or required in order to fulfill any administrative requirements related to the issuance of the Antitrust Approval (including, but not limited to the correct and complete filing of Form F-1 with the CNDC with no mistakes, misrepresentations or omissions and/or the duly filing of any other documentation which may be required by such Tribunal in order to issue its decision in relation to the transaction established in this Offer), and to comply with all the terms set forth by the Argentine Law No. 25,156 as amended, and with CNDC regulations. The Parties agree that Purchasers’ legal counsels will prepare Forms F-1 for each of the Parties and will conduct on behalf of the Parties the whole filing process with the CNDC and that Purchasers shall bear the legal costs resulting from such process. Sellers undertake to provide any necessary assistance to Purchasers and to answer, in due time and manner, any requirements made by the CNDC during the conduct of the proceedings leading to the obtainment of the Antitrust Approval.

SECTION 1.05. Assignment of Rights – Sale Order – Waiver.

(a) The Parties acknowledge and accept that in case the SDT and/or the CNDC notify the Parties their denial to grant the Antitrust Approval or the imposition of any restriction or condition for the obtainment of such Antitrust Approval which were not acceptable for Purchasers, then Purchasers may establish the course of action to be followed, which may include, without limitation, filing an appeal in court, assigning their rights in relation to this Offer to a third party or selling all the Shares or their own shares or equity interest in the Company. Sellers will cooperate with Purchasers as provided for in this Article, but they shall be under no obligation to reimburse in whole or in part the Purchase Price to Purchasers and/or to any other person and/or to pay any other amount and/or to undertake any other obligation as a consequence of the SDT’s and/or the CNDC’s denial to grant the Antitrust Approval, or the imposition of by such agencies of any restrictions or conditions for the obtainment of such Antitrust Approval.

(b) Notwithstanding the foregoing, Sellers undertake to perform any acts as shall be deemed necessary and advisable by Purchasers in order to assist Purchasers in the fulfillment of the obligations imposed by the SDT and the CNDC or in order to facilitate the sale of the Shares (or, as the case may be, the interest units or the shares owned by Purchasers) to whom Purchasers may indicate. In case of a sale to a third party, Purchasers may assign in favor of such third party all their rights arising from this Offer.

(c) Each of the Sellers accepts that in the events mentioned in item (a) of this Section, i.e. in the event that the SDT or the CNDC notifies the Parties its denial to authorize the purchase and sale of the Shares under the terms and conditions set forth in this Offer or the imposition by them of any restriction or condition for the obtainment of the Antitrust Approval, Purchasers may transfer directly or indirectly all the Shares or all their own shares or equity interests or may assign the rights they are entitled to under this Offer. No previous consent or authorization from Seller will be required for the aforesaid sale or assignment as regards any terms and conditions of such sale or assignment. Therefore, Purchasers will have the right to transfer or cause to be transferred (i) the Shares; (ii) their own shares or equity interests; or (iii) the rights they are entitled to under the terms of this Offer, in all such cases, to any third party, for the price and upon the terms and conditions Purchasers may agree with such third party.

(d) In the hypothetical case that a final court order rules that the Shares shall be returned to Sellers, during the time the Shares continue to be owned by Sellers, Sellers undertake to: (i) vote at Shareholders´ Meetings or at Meetings of the Board pursuant to the express written instructions that may be provided by Purchasers; (ii) deliver to Purchasers any and all amounts Sellers may be paid, for whatever reason, as shareholders or members of the Company. In any case, and for clarification purposes, it is hereby stated that the event described in item (d) shall be construed only as having a temporary nature and limited in time, intended to enable Purchasers to transfer the Shares to the relevant third party.

(e) Purchasers undertake to bear any and all costs, expenses, Taxes and fees which may arise out of the acts and proceedings contained in this Section 1.05.

SECTION 1.06. Prohibition to Purchase Shares on behalf of Sellers under the Applicable Law following the Closing Date.

The Parties expressly agree that the terms and conditions contained in Section 1.05 shall also be applicable mutatis mutandi in case that on the Closing Date or following such date, any general regulation issued by any Governmental Authority is published or comes into force in the Argentine Republic, restraining, prohibiting or disqualifying Purchasers and/or any of its Affiliates to lawfully hold full legal, irrevocable and unconditional title to the Shares without the obligation to sell or dispose of any of the Shares and/or of the goods or rights comprising the assets of the Company, pursuant to the provisions set forth herein.

SECTION 1.07. Conditions Precedent to the Closing Date

The performance of the obligations undertaken by the Parties pursuant to this Offer shall be subject to the prior fulfillment on behalf of Sellers and Purchasers, respectively, or to Sellers’ and/or Purchasers’ waiver, as the case may be, of the conditions precedent which are described below (defined as the “Conditions Precedent”), whereas items (a) to (e) are understood as agreed upon in favor of Purchasers and items (f) to (h) as agreed upon in favor of Sellers:

(a) That, as of the Closing Date, Sellers shall be entitled to all the rights and shall be the owners of all the Shares of the Company stated in Section 1.01;

(b) That, as of the Closing Date, Sellers shall have fully performed all and each of the obligations and covenants undertaken by them as established in this Offer;

(c) That, as of the Closing Date, Sellers perform or shall have performed any and all acts, and deliver or shall have delivered any documentation necessary for the complete execution and perfection of the transactions contemplated under this Offer;

(d) That, as of the Closing Date, the representations and warranties made by Sellers in this Offer shall be true and correct;

(e) That, as of the Closing Date, Sellers shall have taken all the necessary steps to cause the Company to sell all the assets listed in Exhibit 1.07 (e) (defined as the “Excluded Assets”) and that (i) any such sales shall have been made in due time and manner and on a firm basis, and that (ii) each sale price of each Excluded Asset shall have been fully collected by the Company and that the Company shall have already paid in full any Taxes, costs and expenses payable upon the sale of the Excluded Assets or, provided the conditions of any of such sales include deferred payment of the purchase price, the due dates of any such deferred payments shall have expired before the date of payment of the First Balance of the Price or no later than two (2) Business Days following such date.

(f) That, as of the Closing Date, Purchasers shall have fully performed all and each of the obligations and covenants undertaken by them as established in this Offer;

(g) That, as of the Closing Date, Purchasers perform or shall have performed any and all acts, and deliver or shall have delivered any documentation necessary for the complete execution and perfection of the transactions contemplated under this Offer;

(h) That, as of the Closing Date, the representations and warranties made by Purchasers in this Offer shall be true and correct.

SECTION 1.08. Default of Conditions Precedent.

If, as of the Closing Date, any of the Conditions Precedent has not been fulfilled by the Parties, the non-defaulting Party may choose to:

(a) Waive its right to require prior fulfillment of the unfulfilled Condition Precedent, provided same is solely in its favor, and demand performance of this Offer; or

(b) After compliance with the provisions of Section 1.09, as appropriate, terminate this Offer and claim and collect from the defaulting Party payment of a non-performance penalty in the amount of THREE MILLION DOLLARS (USD 3,000,000).

SECTION 1.09. Settlement of Disputes

(a) Any dispute arising between the Parties in relation to the verification of the actual fulfillment of any Condition Precedent shall be submitted to the decision of the Board of Arbitration appointed in accordance with Article Six hereof.

(b) In case the award of the Board of Arbitration determines that the Condition Precedent giving rise to the dispute between the Parties has not been fulfilled by Sellers, Purchasers will exercise their rights in accordance with Section 1.08 above.

(c) In case the Board of Arbitration award determines that the Condition Precedent giving rise to the dispute has been fulfilled by Sellers, the Closing Date shall take place on the third (3rd) Business Day following the date on which notice of the award of the Board of Arbitration is served upon both Parties.

SECTION 1.10. Down Payment.

The Parties agree that Purchasers will transfer to the Bank Account of Sellers the amount of ONE MILLION DOLLARS (USD 1,000,000) as Down Payment (defined as the “Down Payment”). Upon occurrence of the Closing (as defined in Section 2.01), the Down Payment shall be part of the Purchase Price and shall be added to the Payment at the Closing, which shall aggregate ELEVEN MILLION DOLLARS (USD 11,000,000). On the contrary, if for any reason the Closing does not occur due to Sellers´ default, Sellers shall reimburse Purchasers the Down Payment plus an amount of ONE MILLION DOLLARS (USD 1,000,000) (the “Double Down Payment”). The Double Down Payment shall be paid by Sellers to Purchasers in a foreign bank account of Purchasers, within five (5) Business Days following the date of notice served on Sellers by Purchasers indicating Sellers´ default. The Double Down Payment shall not be deemed as part of the non-performance penalty provided for in Section 1.08, item (b), in case Sellers were the defaulting Party. If for any reason the Closing were not performed due to Purchasers´ default, Purchasers will lose the Down Payment and, therefore, Sellers will not reimburse the Down Payment to Purchasers. The Down Payment shall not be deemed as part of the non-performance penalty contemplated in Section 1.08, item (b), in case Purchasers were the defaulting Party.

SECTION 1.11. Currency of Payments

It is an essential condition to this purchase and sale that all payments provided for herein be made by wire transfer in Dollars. In the event transactions in such currency cannot be legally made in the Argentine Republic on the respective dates of payment and/or in case foreign exchange regulations restrain or limit the purchase, holding and/or delivery of Dollars, Purchasers or Sellers, as the case may be, may pay with Dollars obtained abroad or in Pesos. In such case, the following foreign currency exchange rate, at the option of the party entitled to receive payment, shall be used: (a) the selling exchange rate of Banco de la Nación Argentina on the Business Day immediately preceding the date of payment, or (b) the amount of Pesos which may be necessary to acquire in Buenos Aires or Montevideo (Republic of Uruguay), at the option of the party entitled to receive payment, Foreign Bonds of the Argentine Republic denominated in Dollars in a sufficient amount so that, once sold in New York (United States of America) or Montevideo (Republic of Uruguay), at the option of the party with right to such payment, the owed Dollar amount can be obtained, free from any fees, expenses and taxes, on the Business Day immediately preceding the date of payment. Evidence of the above mentioned exchange rates will be given by means of publications appearing in Argentine specialized newspapers, such as “Ámbito Financiero” or “El Cronista Comercial”, among others, which correspond to the Business Day immediately preceding the pertinent date of payment.

ARTICLE TWO

CLOSING

SECTION 2.01. The Closing.

The closing of the transaction (defined as the “Closing”) which is consummated by this Offer is performed on the Closing Date jointly and simultaneously at the offices of Uria & Menendez, located at Príncipe Vergara 187, Madrid, Spain, and of Marval O`Farrell & Mairal, located at Avenida Leandro N. Alem 928, 7th floor, City of Buenos Aires, as the case may be, or at such other place or on such other date as the Parties may agree upon.

SECTION 2.02. Acts to be performed at the Closing.

On the Closing Date the Parties shall perform the following acts:

(a) Sellers shall:

(1) Deliver the relevant stock certificates to Purchasers ready to transfer valid, full legal and perfect title to all the Shares, free of any Lien. For such purpose, each one of the Sellers shall comply with the notice stated by section 215 of the Argentine Corporate Law, by sending a letter similar to the one attached hereto as Exhibit 2.02 (a)(1), notifying the Company of the transfer of the Shares to Purchasers and the cancellation of the stock certificates of the Company issued in the name of Sellers, and requesting registration of the transfer of the title to the stock of the Company in the name of Purchasers in the Company’s Registry Book of Shareholders; and shall deliver to the Company the stock certificates evidencing their shares of stock for cancellation for purposes of the transfer.

(2) Cause:

(i)	A meeting of the Board of Directors to be held for purposes of: (w) acknowledging receipt of the notice mentioned in paragraph (a), sub-item (a) above; (x) ordering the cancellation of the stock certificates of the Company which Sellers will deliver to them in accordance with paragraph (a), sub-item (1) above; (y) ordering the relevant issuance of new stock certificates of the Company in the name of Purchasers; and (z) ordering registration of the transfer of the stock certificates in the name of Purchasers in the relevant Book. At the above mentioned Meeting of the Board, the election of officers among the new Directors appointed at the Closing shall be performed:

(ii)	The issuance of new stock certificates of the Company in the name of Purchasers;

(iii)	The Chairman of the Board of Directors of the Company to subscribe and deliver to Purchasers the new stock certificates of the Company recorded in the name of Purchasers, as provided for by item (ii) above.

(iv)	The registration of the transfer of the Company’s Shares in the Company’s Registry Book of Shareholders;

(3) Deliver to Purchasers the resignation letters of the Company’s Directors and Managers in the form attached hereto as Exhibit 2.02 (a)(3).

(4) Deliver to Purchasers a receipt for the Payment at the Closing in the form substantially similar to the model attached hereto as Exhibit 2.02 (a)(4) upon receipt of the amount stated in Section 1.02, paragraph (a)(1), in the Bank Account of Sellers.

(5) Make available to Purchasers the following Accounting Books and documentation of the Company:

(i)	Book of Minutes of Board Meetings;

(ii)	Book of Minutes of Shareholders´ Meetings;

(iii)	Registry Book of Shareholders;

(iv)	Shareholders’ Attendance Record and Stock Deposit Book;

(v)	Accounting Books;

(vi)	Published balance Sheets of the Company for year 2005;

(vii)	Notarial Records of the real property owned by the Company;

(viii)	Sworn statements of Taxes filed with the Tax Authorities listed below: income tax for the last five fiscal years preceding the Closing Date and the sworn statements corresponding to other Taxes applicable to the business activity of the Company.

(6) Call and hold a unanimous shareholders’ meeting at the Company in which Sellers will (i) approve the resignations of all the Directors and Managers of the Company, stating thereby that such Directors and Managers have no claims against the Company; (ii) accept the resignations and unanimously approve the performance of all the resigning Directors; and (iii) appoint the new Board of Directors of the Company, in accordance with Purchasers’ written instructions to Sellers.

(7) Each of the Sellers, as appropriate, shall provide evidence by any legally reliable means of his/her spouse’s consent in order to transfer the Shares owned by them to Purchasers by submitting the corresponding notices pursuant to section 215 of the Argentine Corporate Law.

(8) Sellers shall deliver to Purchasers:

(i)	Evidence of payment in full of all receivables and debts of the Company with Affiliates of Sellers, and any other fee or loan that for any reason the Company may owe to Sellers;

(ii)	Evidence of being on schedule, as of the Closing Date, with the payments of any amounts due on account of taxes, with filings of documents or accounting statements as required by the Argentine Superintendence of Corporations (Inspección General de Justicia), including any capital increases pending registration, and with the registration of the current Board of Directors of the Company including any warranties and the settlement of special domiciles, etc.

(iii)	Evidence that, before the Closing Date, any powers of attorney granted by the Company have been revoked as required by Purchasers to Sellers.

(b) On the Closing Date, Purchasers shall:

(1) Deliver to Sellers the documents contemplated under the terms of this Offer;

(2) Make the Payment at the Closing as stated in Section 1.02;

(3) Serve notice on the Company as required by section 215 of the Argentine Corporate Law by sending a letter similar to the sample letter attached hereto as Exhibit 2.02 (b)(3), notifying the Company about the grant of the Pledge in favor of Sellers;

(4) Deliver the Certificates in custody to Sellers.

SECTION 2.03. Entire Act.

All the acts to be performed at the Closing are deemed to be part of a sole and single act.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 3.01. Representations and Warranties of Sellers.

Sellers jointly and severally represent and warrant the following to Purchasers as of the Closing Date:

(a) Sellers’ Capacity; Approvals and Consents.

(1) That they have legal capacity, legal standing and powers to accept this Offer and to consummate the purchase and sale herein contemplated and that no consent or authorization from any other individual, entity or Governmental Authority is required other than the Approval of the CNDC and the SDT. There is no legal, judicial or contractual restriction that may affect the disposition of their assets, in general, or of their own Shares. Sellers’ delivery, acceptance and execution of this Offer, as appropriate, have been duly authorized by their respective spouses. This transaction is duly performed and executed by each Seller, and it constitutes each Seller’s valid and binding obligation, which may be enforced against each Seller as per its terms.

(2) Sellers have full powers and authority as are necessary to accept, agree to and execute this Offer and the remaining offers and documents related hereto; to undertake due fulfillment of the obligations assumed by Sellers hereunder and under the other offers and documents related hereto; and to consummate the transactions contemplated herein.

(3) Sellers’ delivery, acceptance and compliance of this Offer and of any other document related thereto does not: (i) infringe any provision of applicable regulations, laws or by-laws to which Sellers, the Company or the Shares may be subject; (ii) infringe any resolution, decision or judgment issued by any judicial or Governmental Authority that may be applicable to Sellers, the Company or the Shares, or any instrument or agreement to which the Company or Sellers are a party; and (iii) result in the creation or the imposition of Liens or claims of any nature on the Company and/or on any of the assets and/or Shares of the Company.

(4) Sellers have good, full legal and exclusive title to all the Shares subject to this Offer.

(5) Sellers are free of any Liens, temporary restraining orders, court orders or any other claims or actions that may restrain them from freely disposing of the Shares in whole or in part; and

(6) Sellers are not in insolvency proceedings and they have not filed for reorganization nor bankruptcy proceedings, and no pending petitions in bankruptcy have been filed against them.

(7) Sellers are not vested with immunity and/or any special situation that prevent them from being parties to legal proceedings and becoming subject to a judgment.

(b) Company Incorporation and Capacity

(1) The Company has been duly incorporated and is validly existing and in good standing under the laws of the Argentine Republic, pursuant to the following data:

Simoneta S.A., a corporation (sociedad anónima) incorporated on October 1st, 1991, in the City of Buenos Aires, Argentine Republic, registered with the Superintendence of Corporations on October 21st, 1991, under N° 8686, in Book 110, Volume “A” of the Book of Corporations, domiciled at Reconquista 336, 11th floor “X”, City of Buenos Aires.

(2) The Company has full powers to manage and dispose of its assets and property to the extent it has been performing and performs such acts in the jurisdictions that the Company operates, and also has the necessary capacity to own and operate the business. The purchase and sale contemplated herein shall have no adverse effect on the Company’s licenses and/or authorizations so as to maintain, after the Closing, the Company’s business activity as it is being run today.

(3) The copy of the Company’s by-laws included in Exhibit 3.01 (b)(3) contains the by-laws currently in force as of the date hereof and includes any and all prior modifications thereto. Such by-laws are duly recorded in the Superintendence of Corporations.

(4) The Book of Minutes of Board Meetings and Shareholders´ Meetings contain all the minutes drafted as of the Closing Date, are correct in all material respects and truly reflect the decisions adopted by the Company’s administrative and governing bodies.

(c) Company’s Capital Stock and Shares

(1) The Company’s capital stock amounts to ARS 4,508,500 (four million five hundred eight thousand and five hundred Argentine pesos), represented by 4,508,500 (four million five hundred eight thousand and five hundred) registered, non-endorsable shares of common stock of ARS 1 (one Argentine Peso) par value each and entitled to one vote per share.

(2) The Shares have been validly issued, subscribed and paid, and are recorded in the books of the Company. Such shares are not subject to any Lien or property ownership division of any nature. The Shares do not require further contributions of any kind and/or on any account whatsoever. The Shares represent one hundred (100) percent of the Company’s total outstanding capital and voting stock.

(3) The Shares are Sellers’ exclusive property, and Sellers have full and perfect legal title to them. No Share has been issued in violation of preemptive rights. No options, warrants, conversion rights, obligations and/or agreements related to voting, redeeming, purchasing or selling shares, to preemptive or other rights or agreements currently in effect related to the Company’s capital exist or, if such preemptive rights exist, they have been irrevocably waived in favor of Purchasers. There is no agreement or restriction related to the Company’s capacity to issue shares. There are no irrevocable contributions or any other agreement or payment obligation in the Company likely to be capitalized or converted in new shares of the Company. Each one of the Sellers has full legal title to the Shares such Seller transfers. Neither the Company nor Sellers have entered into agreements that prevent or restrict holding, subscribing or selling the Shares. There is no Lien, pledge and/or attachment of any nature, or limitation of property ownership of any kind regarding the Shares. The Shares are not subject to rights of first refusal or drag along rights in favor of any Person or legal entity; therefore, there is no third parties’ right regarding the sale of Shares as of the date hereof.

(4) The Company has not authorized to issue any capital stock which has not been so far issued.

(5) The Company does not hold an interest in any business organization, does not hold a direct or indirect interest, including any Interest in partnerships (Argentine “sociedades de personas”), temporary union of companies (UTE, for its Spanish acronym) or any other agreement of enterprise cooperation, joint ventures, in any other Person, entity or business in the Argentine Republic or abroad.

(6) There are not outstanding in the Company: (i) any increases or reductions in capital; (ii) any subscriptions, issuances or redemptions of shares; (iii) any amendments to the by-laws, mergers, split-ups or goodwill transfers; or (iv) any other company acts of similar importance.

(d) Accounting Information

(1) The Company’s balance sheets, income statements, supplementary notes and annual reports corresponding to the last full three fiscal years are attached hereto as Exhibit 3.01 (d)(1) (defined as “Financial Statements”). The Financial Statements have been prepared pursuant to the GAAP and on the basis of the books and records of the Company, and they are true, accurate and complete and do not include or omit to include any facts which inclusion or omission, respectively, may cause such Financial Statements to be misleading.

(2) The Company’s Financial Statements, accounting information and records show as assets only the existing property owned by the Company and which values were calculated, for accounting thereof, by applying valuation methods consistent with applicable GAAP. Except for the information detailed in the Company’s Financial Statements: (i) the Company has no other liabilities (whether accrued, contingent or of any other nature); and (ii) the Company has not made any illegal payment whatsoever for purposes of procuring any business.

(3) The Company has not received any notice or claim stating that its records are incorrect and that correction thereof is required.

(e) Absence of Material Changes.

From December 31st, 2010 to the Closing Date, the Company has not:

(1) Unless as stated in Exhibit 3.01 (e)(1), performed any transaction, entered into any agreement (including, without limitation, the imposition of any Lien on the Company’s assets), nor undertaken any debt or obligation (whether actual or contingent), or granted credits (by means of credit notes) in circumstances other than in the regular course of business.

(2) Issued or agreed to issue, sold or agreed to sell any share of the Company’s capital, or issued or sold new shares of stock, securities convertible in, or options on, or warrants to buy, or rights to subscribe, any shares of such capital stock, or entered into any agreement that binds the Company to perform any of the aforementioned actions, or issued or agreed to issue any debt security, or entered into transactions related to the Company’s capital, or accepted any irrevocable contribution on account of future subscription of shares;

(3) distributed or paid dividends or made any allocations in relation to the Company’s capital stock;

(4) redeemed, purchased or otherwise acquired any share of its capital stock.

(f) Absence of Unreported Liabilities.

From December 31st, 2010 to the Closing Date, the Company has not undertaken or suffered the imposition of any deposits, regardless of their cause or title, other than duly recorded liabilities that may have arisen in the regular course of business of the Company.

Except for the Company’s liabilities evidenced by the Financial Statements as of December 31st, 2010 and shown in the unaudited balance sheet of the Company prepared by the auditors of the Parties as of the Closing Date, the Company has no liabilities of any nature, including without limitation, financial loans, fiscal, labor or social security obligations arising out of agreements entered into with its clients, suppliers and/or third parties, or of any other nature (whether accrued, undisclosed or contingent).

(g) Company´s assets: Title to assets, Absence of Liens. Real Property, Personal Property and Livestock.

(1) The Company is the owner of the real property detailed in Exhibit 3.01 (g)(1) (defined as “Real Property”). The original deeds of the Real Property are delivered by Sellers to Purchasers on the Closing Date. Copies of each deed are attached hereto as Exhibit 3.01 (g)(1)(a).

(2) Except as stated in Exhibit 3.01 (g)(2), the Company is the owner of each piece of Real Property along with everything built, fixed, planted, set in and attached to the ground, and has full legal and transferable title thereto; all of which Purchasers declare to know and accept in their current state, free of any type of mortgage, Lien, inhibition, claim, easement, license, right-of-way, restriction, option and superior right of any nature. All taxes on real property and further charges applied to such Real Property have been duly and timely paid by the Company, respectively; and the Company does not owe any amount on that account.

(3) The Company is the owner of the real property and livestock detailed in the inventory attached hereto as Exhibit 3.01 (g)(3) (defined as “Personal Property”). The Company has full legal title to each piece of personal property detailed, which is free of any type of Lien.

(4) The Company leases the personal property detailed in Exhibit 3.01 (g)(4).

(5) All of the Company’s recordable Real Property and Personal Property (including the equipment) are in good condition, subject to wear and tear resulting from regular use thereof. Furthermore, such property is free from hidden or apparent defects.

(6) The Company is the owner, on its own behalf and for its account, and has full legal and marketable title to the accounts receivable and other credits included in the Company’s accounting records, to the accounts receivable and other credits accrued from the date of the last Financial Statement to the Closing Date, free from any pledges, assignment of property as security, attachments or of any other Lien, or options or rights granted to third parties.

(7) The Company’s Real Property complies with all applicable laws and regulations; and as regards owned and leased Real Property, the Company has the pertinent permits and authorizations to perform the activities related to the business activity which is therein performed as per the current level of activity.

(h) Taxes and Customs Matters.

(1) The Company has submitted all the national, provincial and municipal tax returns; and such tax returns are true, correct and complete in all respects. The Company has timely paid all the amounts due on account of Taxes. Consequently, the Company has no tax liabilities whatsoever for which the pertinent reserves have not been recorded and/or accumulated as of the date hereof regarding any Tax, including without limitation income tax, gross income, VAT, stamp duty, real estate tax or the like. The Company has withheld and paid any amounts that should have been withheld and paid, as per applicable regulations on taxation or on social security, to the respective Governmental Authority in proper time and manner. For purposes hereof, the term “Tax” shall mean any tax, including without limitation liens, tariffs, charges, royalties and services imposed by national, provincial or municipal authorities, and any other tax of any nature, however it may be called, including withholdings and contributions to social security, as well as any other charge imposed in a like manner as taxes.

(2) There are no claims related to any default of social security or taxation obligations, or of any obligations derived from insurance and occupational hazards, nor ongoing tax audits being conducted by any national, provincial or municipal tax authority.

(3) The Company’s books and records fully reflect the obligations accrued on account of all the Taxes that have not become due or that are not payable yet. The previsions and/or provisions made for tax obligations in the Financial Statements are and shall be adequate for paying all the Company’s Taxes to which such previsions and/or provisions refer, regardless of whether or not they have been challenged by the Company, for the period ending on the date hereof and for all previous periods as per the regulations and criteria prevailing as of that date.

(4) The Company is on schedule with the payment of its Taxes.

(5) The representations made in this item (i) comprise all matters related to the import and export transactions which the Company may have entered into and/or in which the Company may have participated, and to the customs and foreign exchange regime applicable as a consequence thereof.

(i) Insurance.

The Company has purchased the insurance policies listed in Exhibit 3.01 (i)(1), which cover all of the Company’s activities and assets. Such policies are fully in force, valid and enforceable.

(j) Labor and Social Security Matters; Collective Bargaining Agreements; Job Offers, Additional Benefits for Employees; Third-Party Service Providers.

(1) The Company has complied and complies with all laws on labor, social security and health and safety in force in the Argentine Republic, as regards all its employees. The Company has no certain or contingent liabilities related to such obligations.

(2) The Company’s employees are included in the Collective Bargaining Agreement that is applicable to them in accordance with the laws in force and with the activity they perform. At present there are no: (i)

controversies between the Company and trade unions which have led to strikes or organized work stoppages; (ii) legal proceedings for alleged infringements of labor, social security or health and safety laws before a court or governmental agency; (iii) joint commissions, labor conciliations or arbitrations; (iv) accusations or charges for failure to pay contributions to trade unions or medical insurance; (v) conflicts related to the personnel union classification; and/or (vi) conflicts related to trade unions.

(3) Payments owed and filings due pursuant to the laws on labor, social security and occupational hazards have been timely and legally made or reserved, and allowances have been made therefore; and no outstanding debts on account of such issues exist as of the Closing Date. There are no claims related to damages on account of occupational accidents, deaths, commissions or any other matter related to social security or occupational claims that may be brought against the Company by former or current employees, directors or third parties who may have worked for the Company or for third parties in the premises where the Company conducts its business. The Company currently complies with all the regulations in force in relation to staff recruitment; there being no hidden labor relationship whatsoever.

(4) The Company complies with all national and provincial laws on employment and labor practices, including without limitation salaries, working hours and acknowledgment of additional benefits. The Company has not engaged in unfair or illegal labor practices, including without limitation unfair, unequal and discriminatory treatment in hiring processes, working conditions, wages or termination of employment.

(5) The Company does not and has not hired any individuals under the age of 18 in any manner that may be deemed as exploitation or an unsafe practice. The Company does not and has not hired forced manpower, which is understood, without limitation, as any work not voluntarily performed or performed under threat of violence or punishment. The Company does not render illegal or prohibited services.

(6) Exhibit 3.01(j)(11) contains a list of all of the Company’s employees, their salaries, benefits, job positions and seniority.

(k) Environmental Matters.

(1) The Company currently complies and has complied at all times before the Closing Date with environmental laws and regulations. There are no conditions, circumstances, acts and/or omissions of the Company in that respect which may adversely affect the Company or which may lead to an audit, claim or legal action for damages or injuries or for the infringement of environmental regulations currently in force. Neither the Company nor any other person whose acts may cause the Company to be liable, has failed to comply with its environmental, health and safety obligations.

(2) The Company has all the permits and authorizations required by environmental laws and/or those necessary in each jurisdiction where its business is conducted and its assets are located, so as to conduct its business as it is being currently conducted. For purposes hereof, “material permits or authorizations” shall be understood as those which lack or omission may give rise to closure, suspension or modification of the activities and the business that the Company conducts or to the application of sanctions to the Company. In the Company’s Real Property and/or in the places where the Company conducts its business, there have been no pollution events whatsoever which might have been considered as environmental or any other kind of damage for which the Company may be liable.

(l) Law Compliance.

(1) The Company’s business is conducted in compliance with applicable laws, ordinances and/or regulations issued by Governmental Authorities and agencies.

(2) All governmental approvals, permits and licenses required to conduct the Company’s activities are fully in force and valid and the Company complies with all the necessary requirements so as to maintain them in effect in all their material respects.

(m) Disputes.

Exhibit 3.01 (m)(1) lists all the lawsuits, legal actions, administrative proceedings or investigations, orders, judgments, precautionary measures, awards, resolutions or writs (jointly defined as the “Disputes”) existing or, to Sellers’ best knowledge and belief, those pending or threatened, initiated by or against the Company, as plaintiff, main defendant, co-defendant or summoned third party, or related in any manner to its activities or to the transactions herein contemplated. Other than the Disputes listed in the Exhibit mentioned above, no proceeding before a court or governmental body involving the Company and/or Sellers is pending or, to Sellers’ best knowledge and belief, same is threatened, as a result of which a judgment, decree, resolution or order may be issued which may have an adverse effect on the Shares, the Company’s assets or business and/or on the purchase and sale contemplated herein, or which may prevent the delivery and acceptance of this Offer or turn the purchase and sale contemplated herein unlawful or that may cause termination of the purchase and sale contemplated by this Offer or that may require Purchasers to divest of the Shares. No action or proceeding by any Governmental Authority against the Company or Sellers is pending or, to Sellers’ best knowledge and belief, same is threatened, based on the infringement of any applicable provincial or local laws and regulatory provisions. There are no agreements on professional fees, nor professional fees, costs, legal expenses and/or other litigation expenses which have not been paid by the Company, except for the fee agreements listed in Exhibit 3.01 (m)(2).

(n) Guarantees in Favor of Third Parties.

Except as provided by Exhibit 3.01 (n), the Company has not granted any guarantees, sureties or bonds, nor undertaken any commitments or debts for the benefit of any Person. Sellers have no knowledge about any situation or the occurrence of any event that may give rise to a claim against the Company for any liability arising under any express or implied guarantee that is not fully insured.

(n´) Agreements.

The agreements and the legal relations listed in Exhibit 3.01 (n´) are the only agreements (oral or written) in force to which the Company is a party. Furthermore, the Company does not infringe its obligations nor fails to comply with them, pursuant to their terms and conditions. All the agreements listed in the above mentioned Exhibit are valid, legally binding and enforceable pursuant to their terms. Any agreements between the Company and Affiliates or related companies (if any) have been entered into upon terms and conditions on an arm’s length basis. Such agreements will be considered lawfully terminated by Sellers or by the Company, as the case may be, on the Closing Date, without further responsibility for the Company or Purchasers.

There are no agreements entered into by the Company which provide for any effects in the relationship of the parties in the event of change of control, either directly or indirectly, of the Company.

(o) Third Parties’ Rights.

The Company has not entered into any lease, license, easement or gratuitous loan agreement, or any other oral or written agreement granting any rights to third parties regarding the Company’s personal or real property, and no individual or entity has any right to hold or to occupy any piece of the Company’s property.

(p) Bank Accounts.

Exhibit 3.01 (p) includes a list of all the bank accounts of the Company and the names of each individual authorized to operate with such accounts and to draw checks therefrom.

(q) Powers of attorney.

Other than those listed in Exhibit 3.01 (q), there are no powers-of-attorney in effect authorizing any individual to act, individually or jointly, on the Company’s behalf and for its account. Revocation of any or all the powers-of-attorney stated in the aforementioned Exhibit shall not grant any attorney-in-fact the right to demand any sum of money from the Company or its shareholders for any reason.

(r) Defaults.

The Company is not in default, and no event has occurred, either by the elapse of time nor by notice, which may give rise to the default of any outstanding promissory note, trust agreement, mortgage, contract or agreement to which the Company is a party or by which it is bound, or to the default under any provision of the articles of incorporation or the by-laws of the Company. The execution and acceptance of this Offer, performance hereunder and the consummation of the purchase and sale herein contemplated shall not infringe any provision and shall not constitute a default, modification, acceleration under any law, provision, precautionary measure or decision issued by any court, Governmental Authority or entity, or board of arbitrators, of any agreement, promissory note, security agreement, or other agreement or act to which the Company or Sellers are a party or by which the Company or Sellers are bound.

(s) Debts and Credits with Affiliates.

The Company has no credits or debts, transactions or agreements with Sellers, Affiliates (without including the Company in this definition) and/or with related companies of Sellers (without limitation, companies in which one or some Company’s direct and/or indirect owners are shareholders, regardless of the percentage of capital represented by such shares in the relevant company, and/or in which Sellers exercise a dominating influence, and/or companies in which any of its owners are directors or managers of the Company and/or relatives of its directors, managers or the Sellers themselves, within the fourth degree of kinship).

(t) Inventories; Credits; Contract Forms.

The Company’s inventories as stated in the Financial Statements are recorded pursuant to the valuation rules established in the notes attached thereto and they do not infringe such valuation rules or the GAAP. The Company’s credits are valid and constitute legally enforceable obligations against the respective debtors.

(u) Statement of accuracy.

No representation or warranty made by Sellers in this Offer contains or will contain as of the Closing Date any false assertion of any event nor omits or shall omit on the Closing Date to state any event that is required to be informed on such Closing Date and that is necessary for the representations made herein not to be misleading.

(v) Company’s Carriers and Providers.

Exhibit 3.01 (v)(1) lists the individuals and entities that have conducted, occasionally and/or on a permanent basis, for the last two (2) years preceding the Closing Date, or that conduct at present the transportation of the products, in all cases on a non-exclusive basis as regards product lines, for the Company (defined as “Carriers”). Except for Carriers detailed in Exhibits 3.01 (v)(2), there are no other third parties that transport Company’s products in any manner whatsoever. Exhibit 3.01 (v)(2) further lists the individuals and entities that render or have rendered services to the Company in the areas of catering, security, cleaning (defined as the “Providers”). Except for the persons listed in Exhibit 3.01 (v)(2), no other third parties have been Providers of the Company. All the agreements with Carriers and Providers have been entered into as agreements between independent parties, each such parties being responsible for its own acts and those of its dependants, and in full compliance with the applicable laws.

(w) Promissory Notes, Sureties, Bonds.

Except as stated in Exhibit 3.01(w) the Company has not executed or issued any promissory notes, sureties or bonds of any nature in favor of any third party, including, without limitation, any shareholders of the Company or members of the board of directors.

(x) Foreign Exchange Matters.

The Company has complied and complies with all regulations on foreign exchange, including all regulations applicable to the import and export of goods (for example, without limitation, the Company complies with the regulations governing the repatriation of assets and the submission of reports to the Central Bank of the Argentine Republic). There are no summary proceedings on foreign exchange matters or any other type of foreign exchange Disputes initiated against the Company.

(y) Dividends.

Except for the dividends corresponding to the fiscal year closed on December 31st, 2010 of the Company as stated in Exhibit 3.01(y), which shall be distributed and paid to Sellers before the Closing Date, the Company does not owe any amount whatsoever to Sellers or to any other Person on account of declared or outstanding dividends; in any case, Sellers waive any right to file any claim in connection therewith.

(z) Lease Agreements.

Exhibit 3.01 (z) lists all leases pursuant to which the Company is the lessor, sublessor, lessee or sublessee of any piece of real property, identifying in each case its location.

(aa) Permits, Authorizations.

The Company is and has been in full compliance with all the Legal Requirements applicable to it, to its business activity or transactions, and to the property or the use of any of its assets. Furthermore, it has all the permits, licenses, approvals and/or any other required authorizations to conduct its regular business.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

SECTION 4.01. Representations and Warranties of Purchasers.

Purchasers represent and warrant the following to Sellers on the Closing Date:

(a) Organization and Requirements.

Adecoagro LP is a company duly organized according to the laws of its jurisdiction of incorporation and is vested with full powers and authority to send this Offer.

(b) Authorization.

Purchasers are not currently, nor will be as of the Closing Date, affected by any restriction or impediment to execute and perform this Offer. Neither the execution of this Offer nor its performance results in any default or infringement by Purchasers of any law, executive order, administrative resolution or court order, agreement, permit, certificate, license or any other legal instrument to which Purchasers may be parties or by which Purchasers may be bound or subject to.

(c) Sufficient Powers.

(l) Purchasers and their attorneys–in-fact, regarding their acts in the name and on behalf of Purchasers, as of the Closing Date, have full powers and authority as may be necessary to accept, agree upon and execute this Offer and the remaining offers and documents related hereto, to cause fulfillment of the obligations undertaken by Purchasers hereunder and under the remaining offers and documents related hereto, to consummate the transactions contemplated in this Offer and/or the remaining offers and documents related hereto, which have been duly authorized.

(2) This Offer, as any other Offer or document related hereto, is or has been duly signed, delivered and executed by Purchasers and/or their attorneys-in-fact, and constitutes or shall constitute, as the case may be, a legal, valid and binding obligation of Purchasers, legally enforceable in accordance with its pertinent terms.

(3) The delivery, acceptance, compliance and execution of this Offer, and of any other offer or document related hereto, does not require and will not require Purchasers to obtain any other consent, waiver, authorization or approval from any person, entity or authority or Governmental Authority except for those stated in this Offer and the Antitrust Approval.

(4) The delivery, acceptance and compliance of this Offer and of any other offer or document related hereto by Purchasers do not: (i) infringe any provision contained in any regulations or applicable law to which Purchasers may be subject; (ii) violate or result in an infringement or constitute grounds for termination, total or partial amendment or expiration of any term or condition of any contract, agreement or collective agreement under which Purchasers and/or any of their assets are bound to or involved with, and (iii) infringe any resolution, decision or judgment issued by any Governmental Authority or judicial authority applicable to Purchasers.

(5) Purchasers are not in insolvency proceedings and they have not filed for reorganization or bankruptcy proceedings, and no pending petitions in bankruptcy have been filed against them.

(6) No Liens result or are imposed on the Company and/or on any of the Company’s assets and/or the relevant Shares, except for the Pledge.

(d) Statement of accuracy.

No representation or warranty made by Purchasers in this Offer contains or shall contain as of the Closing Date any false assertion of any event nor omits or will omit on the Closing Date to state any event that is required to be informed on such Closing Date and that is necessary for the representations made herein not to be misleading.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES—INDEMNITIES

SECTION 5.01. Nature of the Representations.

For purposes of this Offer, the information contained in the Exhibits, in the certificates and in any other documents attached hereto, as well as the representations and warranties made herein, shall be further construed as representations and warranties made in this Offer by Sellers or by Purchasers, as the case may be. The information provided by Sellers in this Offer, Exhibits, certificates and other documents attached hereto and all investigations, research and inspections performed or to be performed by Purchaser, and the results thereof, shall not limit or reduce the liability and obligation to indemnify Sellers’ Damages arising from their representations, warranties and other obligations hereunder pursuant to the provisions set forth in Section 5.02 of this Offer.

SECTION 5.02. Indemnity of Purchasers.

Sellers undertake to jointly and severally defend and hold Purchasers, its Affiliates, successors and assignees, the Company and the Company’s and the Purchasers’ officers, directors, managers and employees harmless from any and all liabilities, claims, contingencies, requests, obligations, actions, damages, injuries, losses, fines, sanctions or expenses (including without limitation interests and punitive interests, reasonable attorneys’ fees and expenses) (defined as the “Damages”) suffered or paid or payable as a consequence of, or arising from:

(a) (1) Unregistered and/or undisclosed liabilities of the Company existing prior to the date of description of this Offer (jointly defined as the “Undisclosed Liabilities”), and (2) Company’s liabilities of any nature (defined as the “Indemnifiable Liabilities”).

(b) the inaccuracy of the Representations and Warranties contained in Article III of this Offer as well as any infringements of any laws, rules or regulation and/or any default regarding any contractual undertaking, by or on behalf of the Company, arising prior to the Closing Date even if they have been disclosed herein, shall be expressly borne by Seller as Damages;

(c) any default regarding the obligations undertaken by Sellers under this Offer or its Exhibits (including, without limitation, any Damage the Company and/or Purchasers may suffer as a consequence of the sale of the Excluded Assets); and/or

(d) any claims of third parties to the Company which cause or origin is prior to the Closing Date.

For the purposes of the provisions set forth in items (a), (b), (c) and (d) hereinabove, notices sent by Purchasers to Sellers shall include all the documentation held by Purchasers evidencing any Damages or claims which may result in Damages.

SECTION 5.03. Indemnity of Sellers.

Purchasers undertake to defend and hold Sellers harmless from all Damages suffered or paid as a consequence of, or arising from:

(a) the inaccuracy of the Representations and Warranties contained in Article IV of this Offer; and/or

(b) any default of the obligations undertaken by Purchasers hereunder.

For purposes of items (a) and (b) above, all notices sent by Sellers to Purchasers shall include all the documentation held by Sellers evidencing the existence of Damages.

SECTION 5.04. Submittal and Defense of Claims – Offset.

(a) Any of the Parties (defined as the “Indemnifiable Party”) that becomes aware of the existence of an event, claim, request, Damage and/or Indemnifiable Liability that may give rise to the indemnification obligation of the other Party (the “Indemnifying Party”) shall serve notice by any legally reliable means on the Indemnifying Party within the shortest term between (1) thirty (30) days as from becoming aware of the existence of such event, claim, request, Damage and/or Indemnifiable Liability or (2) upon the existence of a procedural term with an expiration date, before expiry of the first half of such term (defined as the “Claim Notice Term”), providing all the available information and documentation that such Indemnifying Party may request in relation to such event, claim or request. The Indemnifying Party shall take all the necessary steps it may deem advisable to fulfill its indemnification obligation regarding the other Party, which may, at its own expense and cost, take any other pertinent action for its defense.

(b) As soon as possible and within the shortest term, but under no circumstances after: (y) ten (10) days as from notice served by the Indemnifiable Party informing the existence of an event, claim, request, Damage and/or Indemnifiable Liability, or (z) after expiration of the first half of such term to answer a third party’s claim, the Indemnifying Party shall, by serving notice on the Indemnifiable Party, (i) indicate its consent to the claim and the manner in which the remedy shall be made effective; or (ii) indicate its objections to the claims describing the grounds therefor. In the event of silence upon expiration of the term stated herein, the Indemnifying Party will be deemed to have implicitly acknowledged the event, claim, request, Damages or Indemnifiable Liabilities and the indemnification right of the Indemnifiable Party.

(c) The acts of the Indemnifying Party according to the provisions set forth in the foregoing paragraph (b), item (i), shall imply the acknowledgment of the Damage or the Indemnifiable Liability subject to the indemnification obligation of Sellers or the indemnification obligation of Purchasers, as the case may be. In such case, the Indemnifying Party shall be entitled to manage and control, by an attorney at law appointed and borne by such Party, the defense and resolution of such action and the Indemnifiable Party must cooperate with the Indemnifying Party in relation thereto by: (y) allowing the Indemnifying Party to have reasonable access, in business days and working hours, to the books and records that are necessary for the defense; (z) keeping the Indemnifiable Party continuously informed as to any developments in the action. However, it is expressly stated that (1) the Indemnifying Party shall not enter into an agreement leading to the creation or imposition of a lien on the property or assets of the Indemnifiable Party and/or the Company without its prior consent; (2) the Indemnifying Party shall not consent to any agreement that does not include as an unconditional term thereof the granting of a total release of any obligation regarding the action filed against the Indemnifiable Party; (3) the Indemnifying Party shall allow the Indemnifiable Party to participate by giving advice in relation to the conduct or settlement process by means of the attorneys at law appointed by the Indemnifiable Party, at its own cost and expense; and (4) the Indemnifying Party shall agree to reimburse to the Indemnifiable Party the total amount of Damages and/or Indemnifiable Liabilities not subject to prior Withholding, within a ten (10) Business Day-term as from notice of final judgment or definitive award, or upon any settlement agreement ending the referred action (except for expenses paid by the Indemnifiable Party pursuant to the preceding item (3)) or upon them being borne by the Indemnifiable Party. Sellers’ remedy for the Damages in accordance with the provisions set forth in Section 5.02 shall be comprehensive.

(d) On the contrary, if the Indemnifying Party acts according to the provisions of Paragraph (b), item (ii) above and it objects to the claim made by the Indemnifiable Party, the Parties shall submit the dispute to the method established in Section 6.02 hereof. In such case, upon a claim filed by a third party, the Indemnifiable Party shall be responsible for the defense thereof at the expense of the Indemnifying Party, subject to the decisions adopted under the mechanism stated in Section 6.02. In such regard, the Indemnifiable Party, in its own discretion, may defend, answer and make arrangements regarding such action and the Indemnifying Party, if applicable and upon request of the Indemnifiable Party, shall pay (upon resolution of the dispute as to whether the claim is a Damage and/or an Indemnifiable Liability subject to the indemnification obligation of Sellers or the indemnification obligation of Purchasers, as the case may be) the amount of any Damage or Indemnifiable Liability which compensation is provided for herein, within five (5) Business Days upon notice served by such party informing the final judgment or definitive award or the transaction performed by the Indemnifiable Party. The delay in payment shall be automatic and upon elapse of time and no court or out-of court proceeding shall be necessary in such an event. Upon delay in payment, the Parties agree an annual twelve (12) percent interest rate on the due balance in Dollars as from the date of default until the effective payment date.

(e) The payments established in this Section 5.04 shall be made in cash with immediately available funds, by wire transfer according to the written instructions received by the Indemnifiable Party. Without prejudice to this payment obligation provided for in the preceding item, in the event Sellers were the Indemnifying Party and Purchasers were the Indemnifiable Party, Purchasers may withhold from and/or offset any amount receivable by Sellers from Purchasers including, without limitation, the First Balance of the Price, The Final Balance of the Price and/or the Adjusted Balance, any amounts payable by Sellers to Purchasers. Sellers may also offset any amount payable by Purchasers to Sellers including, without limitation, the First Balance of the Price, the Final Balance of the Price and/or the Adjusted Balance, against the amounts payable by Sellers to Purchasers. Alternatively, Sellers acknowledge that Purchasers may request application of the provisions of this Section in order to make the offset and Sellers hereby waive their right to object to such offset.

(f) Notwithstanding the foregoing, where Purchasers or the Company were the Indemnifiable Party, Purchasers may cause Sellers’ obligation to indemnify Damages to be performed in the most efficient manner from a legal, accounting and/or tax point of view; and for such purpose, they shall inform Sellers the name of the effective beneficiary of the reimbursement of the incurred Damages.

(g) Sellers shall, at their own expense, continue with the defense in trial and of the claims listed in Exhibit 5.04 which is subject to the provisions contained in items (c), (e) and (f) provided by this Section 5.04 and item (a) (4) of Section 5.05.

SECTION 5.05. Effectiveness and limitations of the indemnification obligation.

The indemnification obligation established in this Article V shall be due and payable as from the Closing Date and until expiration of the following terms (provided that the claiming Party has not filed the claim at issue prior to the expiration of such terms, in which case, it shall remain effective until final and conclusive termination of the pertinent claim).

(a)	Sellers’ indemnification obligations shall survive:

(1)	for the period provided by the statutes of limitations in the event of: Damages or Indemnifiable Liabilities arising from defaults, inaccurate information or false statements in the Representations and Warranties made by Sellers in Sections 3.01 (a), (b) and (c) hereof;

(2)	for the period provided by the statutes of limitations in the event of Damages or Indemnifiable Liabilities related to Damages or Indemnifiable Liabilities arising from fraudulent or willful acts; or from defaults, inaccurate information or misstatements in the Representations and Warranties made by Sellers in Section 3.01 (h) hereof.

(3)	for a six (6) year-term from the Closing Date in the event of any other Damage and/or Indemnifiable Liability not included in items (1) and (2) above:

(b) Purchasers’ indemnification obligations shall survive for five (5) years as from the Closing Date.

(c) Sellers’ maximum indemnification amount for Damages and/or Indemnifiable Liabilities shall be the Purchase Price If such Indemnifiable Liabilities and/or Damages exceed the Purchase Price, Sellers irrevocably undertake to reimburse Purchasers (upon Purchasers request) the Purchase Price plus all other expenses, costs (including without limitation reasonable Taxes and fees of Purchasers’ attorneys at law) and Purchasers undertake to return to Sellers the Shares (the “Unwind”). Upon occurrence of the Unwind and prior to the return of the Shares to Sellers, Purchasers will be entitled to all dividends of the company and to recover the value of any improvements made by Purchasers until the Unwind date.

ARTICLE SIX

APPLICABLE LAW AND SETTLEMENT OF DISPUTES

SECTION 6.01. Applicable Law.

This Offer shall be governed by, and construed in accordance with, the laws of the Argentine Republic.

SECTION 6.02. Settlement of Disputes.

(a) Any and all disputes between the parties to this Offer arising from or in connection with the negotiation, execution, interpretation, performance or non-performance of this Offer and the purchase and sale contemplated herein shall be solely and finally settled by arbitration in law (the “Arbitration”), which shall be conducted: (i) in Spanish, in Montevideo, Republic of Uruguay. Arbitration shall be governed by the arbitration rules of procedure established by the International Chamber of Commerce (the “ICC”) based in Paris, France. The arbitration court shall consist of three (3) arbitrators. Each one of the Parties (for purposes of this Section Sellers shall be deemed as one Party and Purchasers as another Party) shall be entitled to select one arbitrator among those included in the ICC arbitration list corresponding to the jurisdiction where the dispute is to be settled. The third arbitrator may be selected by mutual agreement of the Parties or, failing such agreement, he shall be appointed by the President of the ICC. The Parties hereby waive their right to file any judicial action and agree that the Arbitration award shall be final and shall not be subject to judicial review. The arbitration court shall decide the issues submitted to arbitration in accordance with (i) the provisions and business intent of this Offer, and (ii) the laws, according to the circumstances, by applying to all relevant legal issues the laws of the Argentine Republic (without regard to the rules of international private law of the Argentine Republic).

(b) The Parties agree to facilitate the arbitration by (i) making available to one another and to the arbitration court for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitration court to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest possible extent on successive days; and (iii) observing strictly the time periods established by the ICC’s rules of procedure or by the arbitration court for the submission of evidence and briefs.

(c) Judgment on the award of the arbitration court may be entered in any court having jurisdiction over the Party to the arbitration against which enforcement of the award is being sought. The arbitration court shall divide all costs (other than the fees of counsel to each of the parties) incurred in conducting the Arbitration in the final award in accordance with what the arbitration court may deem fair and equitable under the circumstances.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

SECTION 7.01. Notices.

All notices between the Parties shall be in writing and given by any legally reliable means, addressed as follows:

To the Sellers jointly:

Reconquista 336, piso 11 X, C1003ABH

Buenos Aires Argentina

With a copy (which shall not be deemed as a notice) to:

Bouchard 680, piso 14°, C1106ABH

Buenos Aires Argentina

To the Purchasers:

Fondo de la Legua 936

B1640EDO Martinez (Pcia de Buenos Aires)

With a copy (which shall not be deemed as a notice) to:

AV. Leandro N. Alem 928, piso 7°

Ciudad de Buenos Aires

SECTION 7.02. Severability.

In case any provision of this Offer shall be held to be invalid or unenforceable in any jurisdiction, it shall be deemed invalid in such jurisdiction to the extent of such invalidity or unenforceability, and the remaining provisions of this Offer will not be affected thereby. The invalidity or unenforceability of a provision declared in any jurisdiction shall not turn such provision invalid or affect its applicability in any other jurisdiction. In the event any provision of any law or regulation from which such invalidity or unenforceability results can be waived, the Parties hereby waive any such provision to the greatest extent permitted by law, so that this Offer shall be deemed a valid and binding Offer, enforceable in accordance with its terms.

SECTION 7.03. Public Disclosure.

The Parties shall not make any public announcement or disclosure but by mutual written agreement. An exception is made in the event of those disclosures that any of the Parties is legally bound to make, in which case the text thereof shall be agreed upon with the other Party. In the event of any controversy regarding the contents of a publication, the reasonable criterion of the Party bound to make such public disclosure shall prevail.

SECTION 7.04. Confidentiality.

Any information exchanged between the Parties relating to this Offer and the existence and terms of this Offer are and will continue to be treated as confidential information, except for information that becomes available to the public as a result of its disclosure either by a third party who is not subject to any confidentiality obligation or by the Party that furnished the confidential information and/or if such information is required to be disclosed by an administrative or judicial authority duly empowered to require such disclosure and/or if a controversy arises between the Parties in connection with the construction, validity, performance or default of this Offer.

SECTION 7.05. Costs and Expenses

Each Party shall pay its own expenses, including the fees and expenses of such Party’s advisors, in connection with the preparation and execution of this Offer and the completion of the transactions contemplated herein. The Parties state that they have received due legal and accounting advice for executing the transactions provided for in this Offer.

SECTION 7.06. Taxes

Each Party shall pay any taxes that may be imposed on such Party as a consequence of the transaction consummated hereby. Notwithstanding the foregoing, the stamp tax, if applicable, shall be payable as follows: 50% (fifty percent) shall be paid by Purchasers and 50% (fifty percent) shall be paid by Sellers.

SECTION 7.07. Authorization to Execute Exhibits.

(a) Purchasers hereby authorize Messrs to execute, in the name and on behalf of Purchasers, the Exhibits to this Offer and, for such purpose, Purchasers irrevocably empower and authorize such persons, indistinctly, to sign the Exhibits to this Offer. The Sellers hereby consent to such authorization. The signatures or initials of the aforementioned authorized persons shall bind the Purchasers as to the contents of the Exhibits in the same manner as the Offer and shall have the same effect and be as valid as if such Exhibits were signed by the representatives of Purchasers executing this Offer.

SECTION 7.08. No Waiver.

No waiver by one of the Parties of its right to demand performance of any provision of this Offer shall be construed as a waiver of the provisions hereof or of the rights available to the Parties to demand performance of each and every provision of this Offer at any later time.

SECTION 7.09. Liability of Sellers.

Sellers shall be jointly and severally liable for the performance of their Representations and Warranties and their obligations hereunder and each Seller hereby waives the right of excussio and division. Accordingly, a default of Sellers’ obligations by any one of the Sellers will entitle Purchasers or any other person to file any actions or claims against any one of the Sellers.

SECTION 7.10. Spouses’ Consent.

Sellers’ spouses execute these presents as evidence of their consent to and agreement with the purchase and sale of the Shares as required by the provisions of Section 1277 of the Civil Code.

SECTION 7.11. Definitions.

All capitalized terms which are not defined herein shall have the meanings ascribed to them in Exhibit I hereof.

SECTION 7.12. Assignment by Adecoagro LP.

Sellers irrevocably agree that this Offer may be assigned in whole or in part by Adecoagro LP to any of its Affiliates without Sellers’ prior consent. However, prior to any such assignments, Adecoagro LP shall give notice to Sellers of the name of the Affiliates to which this Offer was assigned.

ARTICLE EIGHT

PLEDGE OF THE COMPANY’S SHARES

SECTION 8.01. Pledge of Assets Given as Security.

(a) Purchasers hereby pledge to Sellers, in a first priority degree, without assignment of any voting and economic rights, in accordance with section 580 of the Commercial Code and subsequent ones and section 219 of the Argentine Corporate Law (the “Pledge”), 4,508,500 (four million five hundred eight thousand five hundred) registered, non-endorsable, common shares, of AR$ 1 (one) Peso par value each and entitled to one vote per share, issued by the Company, equivalent to one hundred (100) percent of the Company’s capital stock and votes, evidenced by share certificates number [—] and [—] (the “Pledged Shares”), as security for the full performance of the Secured Obligations.

(b) For all legal purposes and in compliance with the provisions of section 215, first paragraph, of the Argentine Corporate Law, Purchasers shall notify the Company of the Pledge hereby granted to Sellers.

(c) The Pledge shall remain effective until full performance of each and every Secured Obligation.

SECTION 8.02. Scope of the Pledge.

(a) Any and all shares that may hereinafter be issued to Purchasers by the Company, whether as a result of any share exchange, stock subscription, capital increase, irrevocable contribution on account of future stock subscriptions or contributions of any other nature, capitalization of the capital adjustment account, distribution of dividends in stock, capitalization of reserves, revaluations or other accounts or any other distribution of fully paid-in shares, merger, spin-off and/or any other procedure otherwise constituting a corporate reorganization of the Company shall become subject to the Pledge granted under this Offer, provided Sellers’ authorization pursuant to Section 8.03 has been previously obtained (hereinafter, the “Additional Pledged Shares”). The foregoing list is included by way of illustration only. All provisions in this Offer related to the Pledged Shares shall be deemed applicable to the Additional Pledged Shares.

(b) Purchasers undertake to perform all such acts and take all such measures as may be necessary to cause the Company to make immediately the relevant entries in the Stockholders’ Record Book of the Company disclosing Sellers’ pledge rights over the Additional Pledged Shares in any of the events listed in subsection (a) above. Purchasers further undertake to exercise, directly or through any of their Affiliates, the pre-emptive right established by section 194 and related sections of the Argentine Corporate Law upon each issuance of shares by the Company after the date of this Offer and to pay such shares in full and in legal manner so that they become subject to the Pledge pursuant to the provisions of paragraph (a) above. If the aforementioned pre-emptive right is exercised by an Affiliate of Purchasers, such Affiliate shall become a party to this Offer by means of an express statement in writing.

SECTION 8.03. Obligations of Purchasers relating to the Pledge. Restrictions.

The Purchasers hereby assume the following obligations:

Without the prior written consent of the Sellers, Purchasers shall not sell, transfer, assign, exchange the Pledged Shares.

SECTION 8.04. Voting Rights. Economic Rights.

Unless a Default shall have occurred and be continuing, Purchasers shall be entitled to exercise all the voting rights related to the Pledged Shares. Purchasers will retain the economic rights unless and until a final, unappealable arbitration award determines that a Default exists.

SECTION 8.05. Remedies.

Should a Default occur, Sellers may:

(a) Remedies. Exercise, in addition to all the rights and remedies contemplated in this Offer, all the rights and remedies available in events of default provided for under Argentine laws. Without limiting the generality of the foregoing, in any such events, Sellers may, without any demand for performance or any other demand, presentment, protest, publication or notice of any nature whatsoever (except for any such notice as may be required by the laws), sell the Pledged Shares in accordance with the following procedure, at the option of Sellers:

(y) at an auction pursuant to section 585 of the Commercial Code, called by the Sellers upon 10 (ten) calendar days in advance, by means of publications for 5 (five) calendar days in one of the following newspapers: Clarín, La Nación or Ámbito Financiero. The minimum opening price shall not be less than the amounts due as First Balance of the Price and Final Balance of the Price or the Adjusted Balance, or only the Final Balance of the Price or the Adjusted Balance if the First Balance of the Price has been settled at the time of the auction, plus any costs, expenses, commissions, taxes and fees related to the auction and the sale of the Pledged Assets (the “Minimum Opening Price”). The price shall be paid in cash. If no offers are made at the auction for an amount equal to or exceeding the Minimum Opening Price, the auction may be adjourned for 10 (ten) calendar days and at such adjourned auction the minimum opening price shall be at least fifty percent (50%) of the Minimum Opening Price. If at the auction no offers are made for at least fifty percent (50%) of the Minimum Opening Price, the auction will be adjourned for 10 (ten) calendar days and at such adjourned auction no minimum opening price will be fixed.

The auction will be conducted by such agent or agents as may be designated by Sellers. Notice of the first auction shall be given to Seller upon 10 (ten) calendar days in advance. In no case (not even at the adjourned auction) shall the Pledged Shares be transferred at the auction to the Purchasers or its Affiliates (as defined in the Stock Purchase and Sale Offer) for less than the Minimum Opening Price; or

(z) at a private sale, through a renown international investment bank, in cash, on credit or for future delivery and in any other manner permitted by the applicable laws. The Purchasers hereby expressly authorize the sale by means of privately negotiated transactions which may be entered into at a price negotiated by Sellers in good faith, but in no case for less than the Minimum Opening Price.

In the event of foreclosure, Purchasers shall bear any and all costs, expenses, fees and/or, in general, any charges directly related to the foreclosure of the Pledge.

(b) Remedies – Powers of Sellers. Without notice or publication, Sellers may adjourn any public or private sale or auction in accordance with section 585 of the Commercial Code, or cause the same to be adjourned by posting an announcement at the time and place fixed for such sale or auction, and the sale or auction may be made at any time and place to which the same may be so adjourned. In case of any sale of the Pledged Assets on credit or for future delivery, the Pledged Shares so sold may be withheld by the Sellers until the price thereof is paid by the purchaser, but Sellers shall have no liability if said purchaser fails to collect and pay for the Pledged Shares so sold. In case of such failure, the Pledged Shares may be sold again by following any of the procedures described in this Section 8.05.

(c) Remedies – Transfer of the Pledged Shares. Upon payment of the price for the Pledged Shares by the purchaser or purchasers thereof, Sellers shall transfer the Pledged Shares to such purchaser or purchasers and the Company and the Purchasers hereby undertake to make the relevant entry in the Stockholders’ Record Book and take all such measures and/or perform any other actions as may be necessary, in Sellers’ opinion, to facilitate the foreclosure and transfer of the Pledged Shares.

(d) Remedies – Additional Guarantees. Purchasers further agree to execute or cause the execution of any other act as may be necessary to facilitate any such sale or sales of all or any portion of the Pledged Shares, and to cause any such sale or sales to be valid and binding in accordance with this Section 8.05 and in compliance with any other applicable legal requirements.

(e) Remedies – Additional Undertaking. The Purchasers undertake and agree to execute and deliver all such documents as may be necessary or desirable so that the sale is made in compliance with the law.

(f) Remedies – Application of proceeds. Upon completion of the sale, the Sellers shall apply the proceeds thereof as follows:

(i)	(a) to the total or partial payment of the First Balance of the Price and/or the Final Balance of the Price or the Adjusted Balance, as the case may be. Each of the Sellers shall be entitled to receive, as regards the actual proceeds from the sale, the amount obtained after applying to such proceeds the percentage established in Exhibit 8.05 (f) hereto.

(ii)	if the proceeds from the sale, after deducting the costs and expenses of any nature incurred in connection with, or incidental to, the auction and sale, exceeds the amount of the First Balance of the Price and/or the Final Balance of the Price or Adjusted Balance, Sellers shall apply such proceeds to payment in full of the First Balance of the Price and/or the Final Balance of the Price or Adjusted Balance, as appropriate, and shall deposit the remaining amount in the account designated in writing by the Purchasers.

(iii)	if the proceeds from the sale, after deducting the costs and expenses of any nature incurred in connection with, or incidental to, the auction and sale, is lower than the amount of the First Balance of the Price and/or the Final Balance of the Price or the Adjusted Balance, Sellers may continue foreclosing Purchasers until payment in full of all the Secured Obligations is made and, for such purpose, Purchasers shall be liable with all their assets.

(g) Remedies – Set-off. In the event any of the Sellers purchases the Pledged Shares at the auction provided for in this Section 8.05, after deduction of the relevant expenses and Taxes, the resulting net price shall be offset against the amount equivalent to the total amount due (including interest, expenses, fees and further incidental costs due).

SECTION 8.06. Release of the Pledge.

Upon full performance of all the Secured Obligations by Purchasers, the Pledge shall be released and Sellers undertake to give and deliver to Purchasers the Certificates and all such documents as may be reasonable to evidence and execute the release of the Pledge, including the notice to the Company required by section 215 of the Argentine Corporate Law.

On the understanding that the proposed transaction will be highly beneficial for the Parties, we remain sincerely yours.

[Signature] Adecoagro LP

EXHIBIT I

Definitions

I.A. Definitions.

In addition to other definitions contained in the Offer, the following terms, when capitalized, shall have the following meanings for purposes of construing this Offer:

“Affiliate” shall mean, as to any Party, any company or other legal entity that controls, or that may now or hereinafter be controlled directly or indirectly by, or that is under common control with, such Party. For purposes hereof, “controlled” Company shall mean any company in which another individual or company, either directly or through another company that is controlled: (a) holds any kind of interest granting the necessary votes to cause corporate action or (b) exercises a dominant influence due to the special links existing between them.

“Governmental Authority” means any national, provincial or municipal governmental authorities of the Argentine Republic and foreign governmental authorities, including, but not limited to, the CNDC and/or any Argentine and foreign governmental agencies, courts or administrative tribunals.

“Antitrust Approval” means the approval from the CNDC and the SDT of the transactions contemplated in this Offer and, especially, the transfer of the Shares to the Purchasers.

“CNDC” means the Argentine Comisión Nacional de Defensa de la Competencia, the Argentine Antitrust Tribunal or any other agency that may replace it in the future as enforcement authority under Law N° 25,156.

“Tax Matters”, “Tax” or “Taxes” means any taxes, including income (net or gross), turnover, profit, alternative or ancillary, asset, privilege, license, capital, capital stock, intangible asset, services, premium, transfer, use, ad-valorem, value added, payroll, wage, natural resources consumption, employment, social security, pension, professional, personal and real property, extraordinary gains, import, indirect, custom, stamp and withholding taxes or estimated taxes, rates, contributions, levies, withholdings or governmental tax charges, including all taxes which are to be collected and paid to any governmental agency on behalf of third parties (including obligations resulting from acting as withholding agent, collection agent, substitute taxpayer, agent or broker, etc.), including, in all cases, any interest, adjustments, penalties or surcharges thereof.

“hereof”, “herein” and “hereunder” refer to the Offer as a whole and not to the Article, Section and Exhibits where such terms are used.

“Dollar” “Dollars”, “USD” and “US$” mean the currency of legal tender in the United States of America.

“Business Day” shall mean any day, other than a Saturday, Sunday or banking holiday in the Republic of Argentina or the United States of America or Spain.

“Closing Date” means August 15, 2011.

“GAAP” means the accounting principles generally accepted in the Argentine Republic pursuant to the rules of the Argentine Federation of Accountant’s Associations.

“Lien” means any pledge, usufruct, personal or real property rights, charges, mortgages, attachments, encumbrances, security interests, third party contractual rights, trusts, options and restrictions of any nature to the use and/or disposition of an asset in favor of third parties, whether individuals or entities.

“Default” means the occurrence of any fact, action or omission which constitutes a breach of the terms of this Offer or the Secured Obligations as determined by a final and unappealable arbitration award issued by the board of arbitration as provided for by Section 6.02 hereof.

“Argentine Corporate Law” means the Argentine Corporate Law No. 19,550 as amended.

“LIBOR” means the 12-month rate for inter-banking loans in Dollars published in Telerate Service Page 3750 (or such other page of any other service as may designated by the British Bankers’ Association), at 11:00 am London time, on a day in London which is two Business Days (as defined in the ISDA 2000 Definitions) prior to the Business Day (the “Relevant Date”) immediately preceding the first day of the 12-month period over which the LIBOR must be calculated. If more than one rate is published on the Relevant Date, LIBOR shall mean the arithmetic average of all such rates. If no rate is published on the Relevant Date, LIBOR shall mean the arithmetical average of the rates for 12-month inter-banking loans in Dollars offered on such Relevant Date by three (3) banks operating in the London 12-month Dollar inter-banking loan market, such banks to be selected by the creditor.

“Secured Obligations” means the obligation to pay the First Balance of the Price and the Final Balance of the Price or Adjusted Balance as such obligation has been assumed by Purchasers, and subject to any adjustments or withholdings as provided by Section 1.02, Section 1.03 and related terms of the Offer.

“Person” means any individual, partnership, corporation (including a corporation organized as a trust), limited liability company, trust, association, joint venture, stock holding company or any other entity, government or political subdivision or agency thereof.

“SDT” means the Secretariat of Domestic Trade, dependent on the Ministry of Economy of the Argentine Republic.

“Subsidiary” means, as regards any Person, any company in which such Person owns 50% or more of the voting stock issued by such company.

“Certificates” means the stock certificates representing the Pledged Shares.

I.B. Construction

(a) The headings used in the Offer have been included for reference purposes only and shall not affect in any manner the extent and scope of the relevant provisions, nor the rights and obligations assumed by the Parties thereunder;

(b) If so required by the context, words in singular include the plural and vice versa, and the words in the masculine or neuter gender include the masculine, feminine and neuter.

(c) References to Sections, Articles and Exhibits contained in this Offer shall be understood (unless otherwise stated) as references to the Sections, Articles and Exhibits of this Offer.

[Handwritten:] Received on December 19th, 2011 [signature]

Buenos Aires, August 19, 2011

Dear Sirs,

As attorney-in-fact of Adecoagro L.P. (“Adecoagro”) I hereby refer to our offer dated July 15, 2011 for the acquisition of 100% of the outstanding shares of stock of Simoneta S.A. (the “Offer”).

We propose to amend and supplement certain clauses contained in the Offer which, upon your acceptance, shall be governed by the following terms and conditions (the “Supplemental Offer”):

ONE: All capitalized terms used in this Supplemental Offer which are not specifically defined herein shall have the meanings ascribed to them in the Offer.

TWO: The companies Kadesh Hispania S.L. and Leterton España S.L. shall be the Affiliates of Adecoagro that will purchase Simoneta S.A.’s shares in accordance with paragraph two of the Offer. Consequently, all references to Purchasers contained in the Offer and in the Supplemental Offer shall be deemed as references to Kadesh Hispania S.L. and Leterton España S.A., who shall acquire 90% and 10%, respectively, of the Shares. Purchasers execute these presents as evidence of their agreement with the foregoing.

THREE: To amend Section 1.02(c) of the Offer to read as follows:

“(c) The Security Balance Withheld for Damages or Indemnifiable Liabilities (with the scope of such terms as provided under Section 5.02) shall be reimbursed, if appropriate, to Sellers net of any withholdings, deductions and/or offset that must be made on account of any Damages or Indemnifiable Liabilities payable to Sellers in two (2) installments, each of such installments covering fifty (50) percent of the amounts of the Security Balance Withheld that have not been withheld, deducted or offset upon expiration of the second and third anniversaries of the Closing Date, respectively (the “Released Funds”), plus any Interest on such Released Funds.”

FOUR: To amend and postpone the Closing Date so as to occur on August 19, 2011.

FIVE: Sellers expressly agree that the fees paid to Simoneta S.A.’s directors and statutory auditors in the amount of ARS 55,000 (fifty five thousand Argentine pesos) have the effect of adjusting and reducing the Purchase Price in accordance with Section 1.03 of the Offer.

SIX: This Supplemental Offer shall be deemed accepted by each of the Sellers if a copy of the Company’s Taxpayer Registration Form (CUIT) signed by them is sent by Sellers to Purchasers.

(Signatures)

Adecoagro LP

Kadesh Hispania S.L

Leterton España S.L.